Exhibit 4.49

FIRST AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT is made as of the      day of July, 2006, by, between and among GENCOR INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware (“Gencor”), GENERAL COMBUSTION CORPORATION, a corporation organized under the laws of the State of Florida (“General Combustion”), EQUIPMENT SERVICES GROUP, INC., a corporation organized under the laws of the State of Florida (“Equipment Services”), BITUMA-STOR, INC., a corporation organized under the laws of the State of Iowa (“Bituma-Stor”), and BITUMA CORPORATION, a corporation organized under the laws of the State of Washington (“Bituma”; Bituma, Gencor, General Combustion, Equipment Services and Bituma-Stor each a “Borrower” and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

R E C I T A L S:

WHEREAS, Borrower and PNC, as Lender and as Agent entered into that certain Revolving Credit and Security Agreement dated August 1, 2003 (the “Credit Agreement” or the “Agreement”); and

WHEREAS, all capitalized terms used herein shall have the same meaning specified and defined in the Agreement except as modified herein; and

WHEREAS, Borrower and PNC desire to amend the Agreement in accordance with the terms and provisions set forth herein.

NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the loans or extensions of credit heretofore now or hereafter made or to be made for the benefit of Borrower by the Lenders, the parties do hereby agree that the Agreement is hereby amended as follows:

1. The parties acknowledge that the recitals set forth above are true and correct, and are hereby incorporated herein by reference.

2. The Credit Agreement is hereby amended as follows:

(a) Article I, Section 1.2, the definition of “Fixed Charge Coverage Ratio” is hereby deleted in its entirety, and the following is inserted in its place and stead:

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA [including Income From Investees (excluding cash taxes paid on Income from Investees)] of the U.S. based Borrowers minus Unfunded Capital Expenditures made during such period minus cash taxes paid (excluding cash taxes paid on Income from Investees) during such period to (b) all Senior Debt Payments made during such period (including the amortized portion of the maximum amount advanced pursuant to the Real Estate Advance Rate), plus any cash dividends paid during such period, in each case calculated for the fiscal period in question.

(b) Article I, Section 1.2, the definition of “Revolving Interest Rate” is hereby deleted in its entirety, and the following is inserted in its place and stead:

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Base Rate Margin (as set forth below) with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Eurodollar Rate Margin (as set forth below) with respect to Eurodollar Rate Loans. The Applicable Base Rate Margin and the Applicable Eurodollar Rate Margin are collectively referred to as the “Applicable Margin”. The Applicable Margin will be determined based upon the Fixed Charge Coverage Ratio generated by the Borrowers during each of their fiscal years. The Fixed Charge Coverage Ratio test will be calculated based upon Borrower’s financial statements for the most current four-quarter rolling period.

Fixed Charge Coverage Ratio	Applicable Base Rate Margin	Applicable Eurodollar Rate Margin
Less than 1.5x	.00%	2.50%
1.5x or greater but less than 2.0x	.00%	2.25%
2.0x or greater	-.25%	2.00%

The Applicable Margin which is currently in place is highlighted above. Adjustments, if any, in the Applicable Margin, shall be made by the Agent on the first Business Day of the first month following each fiscal quarter end of the Borrowers. In the event Borrowers fail to timely deliver financial statements and certificates within the time periods set forth in this Agreement to allow for the Fixed Charges Coverage Ratio to be timely calculated, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificates.

(c) Article IV, Section 4.15(h), is hereby deleted in its entirety, and the following is inserted in its place and stead:

(h) Establishment of a Lockbox Account, Dominion Account. In the event that all of the Preconditions (as defined in Section 3 of the Amendment) have not been satisfied by Borrowers: (i) All proceeds of Collateral shall, at the direction of Agent, be deposited by Borrowers into a dominion account or such other “blocked account” (“Blocked Accounts”) (but Agent shall not have the right to direct or require Borrowers to enter into a lockbox agreement or to deposit funds into a lockbox account unless and until such time as a Default or an Event of Default has occurred under this Agreement) as Agent may require pursuant to an arrangement with such bank as may be selected by Borrowers and be acceptable to Agent; (ii) Borrowers shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent; (iii) All funds deposited in such Blocked Account shall immediately become the property of Agent and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Lender assumes no responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder; and (iv) Alternatively, Agent may establish depository accounts (“Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

(d) Article VI, Section 6.6, is hereby deleted in its entirety, and the following is inserted in its place and stead:

6.6. Minimum Fixed Charges Coverage Ratio. In the event that all of the Preconditions (as defined in Section 3 of the Amendment) have not been satisfied by Borrowers, maintain a minimum Fixed Charges Coverage Ratio of not less than 1.10 to 1 based on a rolling four (4) quarter period.

(e) Article VII, Section 7.5, is hereby deleted in its entirety, and the following is inserted in its place and stead:

7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate (including General Combustion Limited, a United Kingdom corporation), not to exceed the aggregate amount of $1,000,000.00 at any time outstanding, and except with respect to loans to its employees in the ordinary course of business not to exceed the aggregate amount of $50,000.00 at any time outstanding.

(f) Article XIII, Section 13.1 is hereby deleted in its entirety and the following is inserted in its place and stead:

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until July 31, 2009 (the “Term”) unless sooner terminated as herein provided. Agent may terminate the Commitments upon at least 90 days prior written notice to Borrowers as of the last day of the original Term or any applicable Renewal Term. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent an early termination fee in an amount equal to (x) 2% of the Maximum Facility Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) 1% of the Maximum Facility Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (z) one-half of one percent (.5%) of the Maximum Facility Amount if the Early Termination Date occurs on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date. Notwithstanding anything to the contrary set forth above, in the event the Obligations are paid in full prior to the last day of the Term such that Lender has no further obligations hereunder (including, without limitation, the obligation to make Revolving Advances or issue Letters of Credit), and provided further that the Obligations have been paid in full from proceeds derived from Borrowers’ own assets and not from Borrowers financing the amounts necessary to pay and satisfy the Obligations in full, the above set forth early termination fee shall not be due or owing, provided, however that Lender shall not be obligated to effect the release of its Liens or Lien Perfection Documents until the date which is thirty (30) days following such payment and satisfaction of the Obligations.

3. PRECONDITIONS. As a precondition to the effectiveness of any of the modifications, consents, or waivers contained in Section 2(c) or 2(d) of this Amendment, the Borrowers agree that:

(i) the total amount of the Revolving Advances plus the face amount of any outstanding Letters of Credit shall not equal or exceed $2,500,000.00;

(ii) the amount of Excess Availability shall not exceed $5,000,000.00; and

(iii) the amount of Borrower’s operating income, as set forth on the financial statements for the trailing 12 month period shall exceed $500,000.00 (collectively, the “Preconditions”).

4. By its execution hereof, Borrowers do hereby reaffirm and confirm all pledges and security interests in the Collateral provided by Borrowers in favor of Agent under the Agreement and the Other Documents including, without limitation, the pledges and security interests provided by the following loan and security documents, each dated as of August 1, 2003 (collectively, the “Security Documents”):

(i)	Rider to Security Agreement – Patents (Gencor) Recorded with the U.S. Patent and Trademark Office under Reel/Frame 014373/0144;

(ii)	Rider to Security Agreement – Trademarks (Gencor) Recorded with the U.S. Patent and Trademark Office under Reel/Frame 002800/0338;

(iii)	Rider to Security Agreement – Trademarks (General Combustion Corporation) Recorded with the U.S. Patent and Trademark Office under Reel/Frame 002801/0088;

(iv)	Hazardous Substance Certificate and Indemnification Agreement (Florida Property);

(v)	Hazardous Substance Certificate and Indemnification Agreement (Iowa Property);

(vi)	Americans With Disabilities Act Certificate and Indemnification Agreement (Florida Property);

(vii)	Americans With Disabilities Act Certificate and Indemnification Agreement (Iowa Property);

(viii)	Collateral Assignment of Rights Under Business Interruption Insurance Policy; and

(ix)	Tax Indemnity Agreement.

Borrower hereby acknowledges that all references to the Agreement in the Security Documents shall now refer to the Agreement as amended by this Amendment thereto.

5. As a material inducement for PNC to execute this Amendment, each Borrower does hereby release, waive, discharge, covenant not to sue, acquit, satisfy and forever discharge PNC, its officers, directors, employees and agents and its affiliates and assigns from any and all liability, claims, counterclaims, defenses, actions, causes of action, suits, controversies, agreements, promises and demands whatsoever in law or in equity which such Borrower ever had, now has, or which any personal representative, successor, heir or assign of such Borrower hereafter can, shall or may have against PNC, its officers, directors, employees, and agents, and its affiliates and assigns, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Each Borrower further expressly covenants with and warrants unto PNC and its affiliates and assigns, that there exist no claims, counterclaims, defenses, objections, offsets or claims of offset against PNC, or the obligation of such Borrower to pay PNC under the Notes, the Agreement and the Other Documents and to pay the Obligations to Lenders when and as the same become due and payable.

6. Each Borrower acknowledges and reaffirms that all warranties, representations, affirmative covenants and negative covenants set forth in the Credit Agreement remain in full force and effect on the date hereof as if made on the date hereof.

7. This Amendment amends the Credit Agreement, and each Borrower acknowledges and agrees that the security interests, rights, duties, and obligations of such Borrower and the Lenders created by the Credit Agreement are not extinguished, but are reaffirmed and remain in full force and effect as provided in the Credit Agreement, as modified herein. In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall control and prevail.

THE PARTIES DO HEREBY KNOWINGLY, MUTUALLY, VOLUNTARILY, INTENTIONALLY AND WILLINGLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE AMONG THEM, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, INCLUDING WITHOUT

LIMITATION, ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSS-CLAIMS, THIRD PARTY CLAIMS AND INTERVENER’S CLAIMS, WHETHER ARISING FROM OR RELATED TO THE NEGOTIATION EXECUTION AND PERFORMANCE OF THE TRANSACTIONS TO WHICH THE AGREEMENT, THE OTHER DOCUMENTS AND THIS AMENDMENT RELATES.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date and year first set forth above.

Signed, sealed and delivered
in the presence of:	GENCOR INDUSTRIES, INC., a Delaware corporation

Print name:	By:
John E. Elliott, Executive Vice President

(Corporate Seal)
Print name:

GENERAL COMBUSTION
CORPORATION, a Florida corporation

Print name:	By:
John E. Elliott, Executive Vice President

Print name:	(Corporate Seal)

EQUIPMENT SERVICES GROUP, INC., a
Print name:	Florida corporation

Print name:	By:
John E. Elliott, Executive Vice President

(Corporate Seal)

BITUMA-STOR, INC., an Iowa corporation
Print name:

Print name:	By:
John E. Elliott, Executive Vice President

(Corporate Seal)

BITUMA CORPORATION, a Washington
Print name:	corporation

Print name:	By:
John E. Elliott, Executive Vice President

(Corporate Seal)

PNC BANK, NATIONAL ASSOCIATION, as
Print name:	Lender and as Agent

By:
Print name:	Raymond Kupiec, Vice President